Exhibit 10.9

DATE

OFFICER NAME
OFFICER ADDRESS

Dear ________:

Congratulations! It is with great pleasure that I provide our offer of employment in the position of ______________________________ reporting to Paul Ricci, Chief Executive Officer of Nuance Communications, Inc. The anticipated start date for this position will be ________________. Your initial work location will be in _______________. At the next Board of Directors meeting following your hire date, scheduled for _____________, I will recommend to the Board that you be appointed an Executive Officer.

Your starting annual base salary will be $_______________ paid on a bi-weekly basis. In addition to your base salary, you will be eligible to participate in the Fiscal Year Nuance Incentive for Performance (IFP) Bonus Program, which currently pays a target of up to __% of base salary, pro-rated based on your date of hire for FYxx.

Once you have accepted our offer, I will recommend that the Nuance Communications Compensation Committee grant you the equity awards outlined below on the first grant cycle following your date of hire:

The first, will be a time-based vesting restricted stock award of xxxxxx shares with a three year vesting schedule as follows: xxxxxx shares will vest on 9/30/xx, xxxxxxx shares will vest on 9/30/xx and the remaining xxxxxx shares to vest on 9/30/xx, provided you remain an active employee at such time. Details of the restricted stock award will be provided to you when the grants are finalized.

The second, a performance-based award will consist of up to xxxxx shares, which will vest, if ever, upon the achievement of certain Board approved financial targets at the end of each fiscal year as follows: up to xxxxxx shares in FYxx, up to xxxxxx shares in FYxx and up to xxxxxx shares in FYxx If achievement is not met or you terminate employment before date of determination of achievement, you will not vest in the installment for the applicable measurement period and that portion of the award will lapse.

You will be eligible for annual compensation reviews, normally scheduled in the first quarter of each fiscal year, based on performance, beginning in FYxx.

As a full-time employee, you will be eligible for our comprehensive benefits package which goes into effect as of your date of hire. The enclosed material outlines all of our benefits to which you are entitled as a Nuance Communications employee. In addition to the standard employee benefits as an executive, you will be entitled to enhanced benefits that include the following:
•    An annual $5,000 gross tax & financial planning reimbursement allowance.
•    An individual term life insurance policy valued at $500,000 assuming medical clearance.
•    An Enhanced annual executive wellness benefit.
•    An Enhanced executive disability coverage which currently provides for a benefit of up to 60% of eligible earnings, capped at $18,500 per month, which will be tax free upon qualification.
•    An Enhanced separation benefits per the terms and conditions in the Change of Control and Severance Agreement.

Your employment with Nuance Communications will be “at will”, meaning that either you or Nuance Communications will be entitled to terminate your employment at any time and for any reason, with or without cause.

Should your employment with the company be involuntarily terminated for any reason other than cause, and you execute a standard severance agreement, you will receive a severance package as outlined in the executive severance plan in effect at the time of departure.

Any representations which may have been made to you are superseded by this offer. This, along with the Change of Control and Severance Agreement, is the full and complete agreement between you and Nuance Communications. Although your job duties, title, compensation and benefits, as well as Nuance Communications’ personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Nuance Communications.

This offer is contingent upon your satisfying the conditions of hire, including providing proof of your eligibility to work in the United States and successful completion of a background check. An Employment Eligibility Verification form is attached to this letter. Please read it carefully and call me if you have any questions. Also, like all Nuance Communications employees, you will be required, as a condition to your employment, to sign Nuance Communications’ standard Non-Compete, Proprietary Information, & Conflict of Interest Agreement, a copy of which is attached hereto.

We, at Nuance Communications, are proud of our reputation and we feel confident that you will be a positive addition to the Sr. Management Team, while the position will afford you the opportunity to grow your professional skill set.

______, we would appreciate it if you would confirm your acceptance of our employment offer, by signing this offer confirmation letter and returning it to my attention as soon as possible. If this offer is not executed by ____________ it will expire and no employment commitments as outlined will be honored.

If you have further questions regarding our offer, feel free to contact me at _____________. I look forward to our working together and your joining the Nuance Communications organization.
Sincerely,

Dawn Howarth
Chief Human Resources Officer

cc:    P. Ricci
Employee File

Enclosures/Forms:     Employment Eligibility Verification form, Benefits Summary, Non-Compete, Proprietary Information, & Conflict of Interest Agreement.

I ACCEPT THE OFFER OF EMPLOYMENT AS STATED ABOVE:

_________________________________        ______________________
New Hire Signature                Date of Acceptance